EXHIBIT 99.1

PRESS RELEASE

February 27, 2004

CRESCENT BANKING COMPANY

P.O. Box 668, 251 Hwy 515, Jasper, GA 30143, (706) 692-2424, (800) 872-7941, Fax (706) 692-6820

CRESCENT BANKING COMPANY

DECLARES QUARTERLY DIVIDEND AND

ANNOUNCES EARNINGS

Crescent Banking Company (the “Company”) is pleased to announce that its Board of Directors has authorized the payment of the Company’s thirtieth consecutive quarterly cash dividend. A quarterly dividend in the amount of $.08 per share is payable on March 19, 2004, to shareholders of record of the Company’s common stock as of March 9, 2004.

The Company’s net income for the year ended December 31, 2003 totaled $17.3 million, which represented net income per share on a basic and a fully diluted basis of $7.07 and $6.74, respectively. In comparison, the Company had net income for the year ended December 31, 2002 of $11.4 million, which represented net income per share on a basic and a fully diluted basis of $5.27 and $5.04, respectively.

The Company’s net income for the quarter ended December 31, 2003, totaled $787,315. On a basic and a fully diluted basis, the Company’s net income per share for that quarter was $0.32 and $0.30, respectively. During the fourth quarter of 2002, the Company had net income of $4.6 million, representing net income per share of $1.90 and $1.77 on a basic and a fully diluted basis, respectively.

The Company announced on December 31, 2003 that it had completed the sale of its wholesale residential mortgage business conducted by its subsidiary, Crescent Mortgage Services, Inc. (“CMS”). The Company retained approximately $744.1 million of mortgage servicing rights. For the year ended December 31, 2003, the mortgage operation recorded net income of $15.6 million, compared to net income for the year ended December 31, 2002 of $10.0 million. The increase in mortgage banking earnings primarily was due to an increase in mortgage production, which in turn was the result of continued favorable interest rates during the period ended December 31, 2003. Net income of the mortgage operation for the quarter ended December 31, 2003 was $358,100, compared to net income for the quarter ended December 31, 2002 of $4.4 million. The decrease in the quarterly mortgage banking earnings primarily was due to a decrease in mortgage production, as well as the costs associated with the sale of the operation.

The Company is pleased to report that its commercial banking operations continued to grow during 2003. Crescent Bank & Trust Company, the Company’s wholly-owned commercial banking subsidiary (the “Bank”), increased its loan portfolio by approximately 37% during 2003 to a total of $274.5 million at December 31, 2003. The Bank had net income of $1.7 million for the year ended December 31, 2003, compared to net income of $1.4 million for the year ended

December 31, 2002. The improvement in the Bank’s net income is attributable, in part, to the continued growth of its loan portfolio, as well as an improvement in the Bank’s net interest margin during that period. The Bank had net income of $429,215 for the quarter ended December 31, 2003, compared to net income of $152,800 for the quarter ended December 31, 2002. The Bank’s six full service offices are located in Bartow, Cherokee, Forsyth and Pickens Counties, Georgia.

Mr. J. Donald Boggus, the Company’s President and Chief Executive Officer stated: “The proceeds from the sale of the mortgage operation will be available to support expansion in our existing markets through internal growth, and to support expansion in new markets through potential strategic acquisitions. We expect to continue to increase the Bank’s assets and are applying to expand the Bank’s operations through the opening of two new full service offices as well as two new loan production offices located in Bartow, Cherokee and Forsyth Counties. In addition, Mr. Tony Stancil joined the Bank in January to serve as President of Cherokee County. Mr. Stancil, formerly of Regions Bank, will be responsible for growing the market share of Crescent Bank in Cherokee County, Georgia, as well as other company initiatives.”

Crescent Banking Company is a bank holding company headquartered in Jasper, Georgia, with total consolidated assets of approximately $366.4 million and consolidated shareholders’ equity of $51.7 million, or $21.02 per share, as of December 31, 2003. The Company had approximately 2.5 million shares outstanding at December 31, 2003. The Company’s common stock is listed on the Nasdaq SmallCap Market under the symbol “CSNT.”

Certain of the statements in this press release are “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described in the Company’s annual report on Form 10-K for the year ended December 31, 2002 under “Special Cautionary Notice Regarding Forward Looking Statements” and otherwise in the Company’s SEC reports and filings. We do not undertake any obligation to update our forward-looking statements.